SUB-INVESTMENT ADVISORY AGREEMENT

BNY Mellon Investment Adviser, Inc.
240 Greenwich Street

New York, New York  10286

December 31, 2019

Newton Investment Management Limited

160 Queen Victoria Street

London

EC4V, 4LA

United Kingdom

Ladies and Gentlemen:

As you are aware, GRR Commodity Fund Ltd. (the "Subsidiary") desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the Prospectus and Statement of Additional Information, as from time to time in effect, of BNY Mellon Global Real Return Fund (the "Fund"), a series of BNY Mellon Advantage Funds, Inc. (the "Company"), copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Company's Board.  The Subsidiary is a wholly-owned and controlled subsidiary of the Fund and employs BNY Mellon Investment Adviser, Inc. (the "Adviser") to act as its investment adviser pursuant to a written agreement (the "Management Agreement"), a copy of which has been furnished to you.  The Adviser is authorized to and desires to retain you, and you hereby agree to accept such retention, to act as the Subsidiary's sub-investment adviser, effective September 6, 2019 (the "Effective Date").

In connection with your serving as sub-investment adviser to the Subsidiary, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this sub-investment advisory agreement (the "Agreement").  The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Subsidiary's behalf in any such respect.

Subject to the supervision and approval of the Adviser and the Company's or the Subsidiary's Board, as applicable, you will provide investment management of the Subsidiary's portfolio in accordance with (i) the Fund's investment objective and the investment policies and limitations of the Fund and the Subsidiary as stated in the Fund's Prospectus and Statement of Additional Information, as from time to time in effect, or in any supplements thereto, and provided to you by the Adviser; (ii) any applicable procedures or policies adopted or approved by the Adviser or the Company's or Subsidiary's Board, as applicable, with respect to the Subsidiary as from time to time in effect and furnished in writing to you; (iii) the requirements applicable to wholly-owned and controlled subsidiaries of registered investment companies under applicable laws, including without limitation the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the rules and regulations thereunder, and the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and the rules and regulations thereunder applicable to the Fund's qualification as a "regulated investment company"; and (iv) any written instructions which the Adviser or the Company's or the Subsidiary's Board, as applicable, may issue to you from time to time; provided, however, that you shall not be bound by any update, modification or amendment of such documents or other procedures or policies of the Subsidiary, the Fund or the Adviser unless and until you have been given notice thereof in accordance with this Agreement and have been provided with a copy of such update, modification or amendment.  With respect to the foregoing, the Adviser will seek to provide you with prior notice of any update, modification or amendment of such documents or other procedures or policies of the Subsidiary, the Fund or the Adviser that is reasonably sufficient to provide you with the time necessary to make any changes to the Subsidiary's portfolio that are required to comply with such procedures or policies in an orderly manner.  In connection with your duties hereunder, you (a) will obtain and provide investment research and supervise the Subsidiary's investments and (b) will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Subsidiary's assets, including the placing of portfolio transactions for execution either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others.

Proxies of companies whose shares are held by the Subsidiary shall be voted as described in the Fund's Prospectus and Statement of Additional Information, and you shall not be required to assume any responsibility for the voting of such proxies without your prior consent.  You are authorized and agree to act on behalf of the Subsidiary with respect to any reorganizations, exchange offers and other voluntary corporate actions in connection with securities held by the Subsidiary in such manner as you deem advisable, unless the Fund or the Adviser otherwise specifically directs in writing.  You shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping or custody of the Subsidiary's assets.  The Adviser will furnish you with copies of Prospectus or Statement of Additional Information supplements that disclose any changes to the Fund's investment objective, policies, strategies or restrictions that apply to the Subsidiary and you will have a reasonable period of time to implement such changes with respect to the Subsidiary.

You will furnish to the Adviser or the Subsidiary or the Fund such statistical information, with respect to the investments which the Subsidiary may hold or contemplate purchasing, as the Adviser or the Subsidiary or the Fund may reasonably request.  The Fund and the Adviser wish to be informed of important developments materially affecting the management of the Subsidiary's portfolio and shall expect you, on your own initiative, to furnish to the Fund or the Adviser from time to time such information as you may believe appropriate for this purpose.  In connection therewith, you will notify the Adviser if you become aware of any bankruptcy proceedings, securities litigation class actions or settlements affecting the investments which the Subsidiary holds or, at a time relevant to such proceeding, class action or settlement, the Subsidiary has held.

You will maintain all required books and records with respect to the securities transactions of the Subsidiary in accordance with all applicable laws, and in compliance with the requirements of the rules under Section 31 of the Investment Company Act, and will furnish the Company's or Subsidiary's Board, as applicable, and the Adviser with such periodic and special reports as such Board or the Adviser reasonably may request.  You hereby agree that all records which you maintain for the Subsidiary or the Adviser are the property of the Subsidiary or the Adviser, and agree to preserve for the periods prescribed by applicable law any records which you maintain for the Subsidiary or the Adviser and which are required to be maintained, and further agree to surrender promptly to the Subsidiary or the Adviser any records which you maintain for the Subsidiary or the Adviser upon request by the Subsidiary or the Adviser, provided that you shall have reasonable opportunity to create and maintain copies of applicable records.

The Adviser and you each agree to comply with applicable laws, rules and regulations, including the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and the Investment Company Act.  You will promptly notify the Fund's Chief Compliance Officer (a) in the event the Securities and Exchange Commission or other governmental authority has censured you, placed limitations upon your activities, functions or operations, suspended or revoked your registration, as an investment adviser, or has commenced proceedings or an investigation that may result in any of these actions; or (b) upon becoming aware of any material fact relating to you that is not contained in the Fund's Prospectus or Statement of Additional Information, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect.  Upon request, and in accordance with the scope of your obligations and responsibilities contained in this Agreement, you will provide reasonable assistance to the Company in connection with the Fund's compliance with applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, and Rule 38a-1 under the Investment Company Act.  Such assistance shall include, but not be limited to, (i) providing the Company's Chief Compliance Officer upon request with copies of your compliance policies and procedures; (ii) certifying periodically, upon the request of the Company's Chief Compliance Officer, that you are in compliance with all applicable "federal securities laws," as required by Rule 38a-1 under the Investment Company Act and Rule 206(4)-7 under the Investment Advisers Act; (iii) facilitating and cooperating with the Company's Chief Compliance Officer to evaluate the effectiveness of your compliance controls; (iv) providing the Company's Chief Compliance Officer with direct access to your compliance personnel; (v) providing the Company's Chief Compliance Officer with periodic reports; and (vi) promptly providing the Company's Chief Compliance Officer with special reports in the event of material compliance violations.  Upon request, you will provide certifications to the Company, in a form satisfactory to the Company, to be relied upon by the Company's officers certifying the Company's periodic reports on Form N-CSR pursuant to Rule 30a-2 under the Investment Company Act.

You shall exercise your best judgment in rendering the services to be provided hereunder, and the Adviser agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Subsidiary, the Fund, the Company or the Adviser, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Adviser, the Company, the Subsidiary, the Fund or the Fund's shareholders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.  The Subsidiary, the Fund and the Company are expressly made third party beneficiaries of this Agreement with rights as respect to the Subsidiary, the Fund and the Company to the same extent as if each had been a party hereto.

In consideration of services rendered pursuant to this Agreement, the Adviser will pay you, on the first business day of each month, a fee at the annual rate set forth on Schedule 1 hereto.  If the Adviser waives all or a portion of the management fee it is entitled to receive from the Subsidiary, the fee payable to you pursuant to this Agreement may be reduced as you and the Adviser mutually agree.  The fee for the period from the Effective Date to the end of the month thereof shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of the date of termination of this Agreement.  For the purpose of determining fees payable to you, the value of the Subsidiary's net assets shall be computed in the manner specified in the Fund's then-current Prospectus and Statement of Additional Information for the computation of the value of the Fund's net assets.  Net asset value for the Subsidiary shall be computed on such days and at such time or times as computed for the Fund as described in the Fund's then-current Prospectus and Statement of Additional Information.

You agree to monitor the Subsidiary's assets and to notify the Adviser on any day that you determine that a significant event has occurred with respect to one or more securities held by the Subsidiary that would materially affect the value of such securities (provided that you shall not be responsible for providing information based on valuations provided by third party services which value securities based upon changes in one or more broad-based indices).  At the request of the Adviser, the Company's Valuation Committee or the Company's Board, you agree to provide additional reasonable assistance to the Adviser, the Company's Valuation Committee, the Company's Board and the Fund's pricing agents in valuing the Subsidiary's assets, including in connection with fair value pricing of the Subsidiary's assets.

You will bear all expenses in connection with the performance of your services under this Agreement.  All other expenses to be incurred in the operation of the Subsidiary (other than those borne by the Adviser) will be borne by the Subsidiary, except to the extent specifically assumed by you.  The expenses to be borne by the Subsidiary include, without limitation, the following:  organizational costs, taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of the Subsidiary's Board members who are not officers, directors, employees or holders of 5% or more of the outstanding voting securities of you or the Adviser or any affiliate of you or the Adviser, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Subsidiary's existence, and any extraordinary expenses.

The Adviser understands that in entering into this Agreement you have relied upon the inducements made by the Subsidiary to you under the Management Agreement.  The Adviser also understands that you now act, and that from time to time hereafter you may act, as investment adviser or sub-investment adviser to one or more investment companies, private funds or other pooled investment vehicles and fiduciary or other managed accounts (collectively, the "accounts"), and the Adviser has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more accounts managed by you and which have available funds for investment in the case of a purchase, the available securities will be allocated in a manner believed by you to be equitable to each account.  It is recognized that in some cases this procedure may adversely affect the price paid or received by the Subsidiary or the size of the position obtainable for or disposed of by the Subsidiary.

It is also understood that (i) you shall be prohibited from consulting with any other sub-investment adviser to the Subsidiary (including, in the case of an offering of securities subject to Section 10(f) of the Investment Company Act, any sub-investment adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for the Subsidiary in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities-related businesses, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act, and (ii) your responsibility regarding investment advice hereunder is limited to the Subsidiary.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.  We acknowledge that you are Authorized and Regulated by the Financial Conduct Authority ("FCA") and that under the rules of the FCA we will be classified as a professional client.

You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Subsidiary, the Fund, the Company or the Adviser in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement.  Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Subsidiary, shall be deemed, when rendering services to the Subsidiary or acting on any business of the Subsidiary, to be rendering such services to or acting solely for the Subsidiary and not as your officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

This Agreement shall continue until the date set forth on Schedule 1 hereto (the "Reapproval Date"), and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Subsidiary's Board or (ii) vote of a majority (as defined in the Investment Company Act) of the Subsidiary's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Subsidiary's Board members who are not "interested persons" (as defined in the Investment Company Act) of the Subsidiary or any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.  This Agreement is terminable without penalty (i) by the Adviser upon 60 days' notice to you, (ii) by the Subsidiary's Board or by vote of the holders of a majority of the Subsidiary's outstanding voting securities upon 60 days' notice to you, or (iii) by you upon not less than 90 days' notice to the Subsidiary and the Adviser.  This Agreement also will terminate automatically in the event of its assignment (as defined in the Investment Company Act or the Investment Advisers Act) or in the event the sub-investment agreement between you and the Adviser, with respect to the Fund, is terminated pursuant to the terms set forth therein.  In addition, notwithstanding anything herein to the contrary, if the Management Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Management Agreement terminates.

The Adviser acknowledges that it has received and has had an opportunity to read a copy of your Form ADV Part 2A (the "Brochure") and a copy of the Form ADV Part 2B with respect to your personnel with the most significant responsibility for providing advisory services to the Series (the "Brochure Supplement").  The Adviser agrees that the Brochure and Brochure Supplement, as well as other client communications, may be transmitted to the Adviser electronically.

The Subsidiary has not claimed an exclusion from the definition of a Commodity Pool Operator pursuant to CFTC Rule 4.5.  In addition, the Adviser represents to you that it is registered as a Commodity Pool Operator and is a member of the National Futures Association in such capacity, to the extent required by the nature of its activities, and you represent to the Adviser that you are exempt from registration as a Commodity Trading Advisor and are not required to be a member of the National Futures Association in such capacity.

No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto.  This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act or the Investment Advisers Act.  This Agreement may be executed in several counterparts, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.  Nothing in this Agreement shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.  If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Unless otherwise provided herein or agreed to in writing by the parties, all notices or instructions permitted or required under this Agreement shall be deemed to have been properly given if sent by regular first-class mail, registered mail, private courier, facsimile or electronically and addressed to (or delivered to) the respective party at the address set forth above or at such other address or addresses as shall be specified, in each case, in a notice similarly given.  Each party may rely upon any notice from the other party or other communication reasonably believed by the receiving party to be genuine.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Bitetto
Name: James Bitetto
Title: Secretary

Accepted:

NEWTON INVESTMENT MANAGEMENT LIMITED

By:	A. Downs
Name: A. Downs
Title: Director

SCHEDULE 1

Annual Fee as a Percentage of Average Daily Net Assets	Reapproval Date	Reapproval Day
0.36%	March 30, 2021	March 30th